Exhibit 99.1
Hiland Announces New System Expansion Project, New Organic Growth Construction Project, Executive Officer Hiring and Reports Second Quarter 2008 Results
Enid, Oklahoma — August 7, 2008 — The Hiland companies, Hiland Partners, LP (NASDAQ: HLND) and Hiland Holdings GP, LP (NASDAQ: HPGP) today announced a new system expansion project, a new organic growth construction project, an executive officer hiring and results for the second quarter of 2008.
New System Expansion Project
Hiland Partners, LP today announced a new system expansion project with the signing of an agreement with a third-party producer to construct and operate natural gas gathering pipelines, compression and related facilities around its existing Kinta gathering system in eastern Oklahoma. With the signing of this agreement, the third-party producer has dedicated approximately 7,040 gross acres to the Partnership. The Partnership plans to make an initial capital investment of approximately $5.6 million by the end of 2008 and totaling up to $8.6 million over the next three years. The expected startup of the initial phase of the project is by the end of the third quarter of 2008.
New Organic Growth Construction Project
Hiland Partners, LP today announced a new organic growth construction project with the signing of an agreement with a third-party producer to construct and operate natural gas gathering pipelines, compression and related facilities in the Anadarko Basin of western Oklahoma. With the signing of this agreement, the third-party producer has dedicataed approximately 18,560 gross acres to the Partnership. The Partnership plans to make an initial capital investment of approximately $7.4 million by the end of 2008 and totaling up to $14.4 million over the next three years. The expected startup of the initial phase of the project is the end of the first quarter of 2009.
Executive Officer Hiring
Hiland Partners, LP today announced that Kent Christopherson has joined Hiland as Vice President — Chief Operations Officer. Christopherson will oversee Hiland’s midstream operations, including the profitability and efficiency of the Partnership’s existing assets, construction projects and system expansions. Christopherson will report to Hiland President and Chief Executive Officer Joseph L. Griffin.
“Kent is going to be a tremendous asset to Hiland’s senior management team,” said Griffin. “Kent’s experience in the midstream industry, including the Rockies and Mid-Continent regions where Hiland operates, will be instrumental in developing and executing Hiland’s growth strategy.”
Christopherson has over 28 years of experience in natural gas and natural gas liquids gathering and processing. Christopherson joined Hiland from DCP Midstream Partners, LP where he most recently was Senior Director of Operating Excellence and Reliability Services. Prior to joining a successor to DCP Midstream in 1991, Christopherson was employed by Western Gas Resources and Flopetrol-Johnston Schlumberger. Christopherson holds a B.S. degree in Mining Engineering & Geology from the South Dakota School of Mines and Technology and a MBA degree from Nova Southeastern University.
Hiland Partners, LP today also announced that Robert Shain has become Vice President — Chief Commercial Officer. Shain joined Hiland in 2006, most recently serving as Vice President — Operations and Engineering. Shain will focus on Hiland’s commercial operations, including long-term supply, sales activities and future growth initiatives. Shain will continue to report to Griffin.
“Robert has been an integral part of Hiland’s success and growth over the last two years,” said Griffin. “Robert’s new role will allow the Partnership to significantly increase its focus on additional organic growth projects and system expansions.”
Hiland Partners, LP Financial Results
Hiland Partners, LP reported a net loss for the three months ended June 30, 2008 of $2.5 million compared to net income of $2.5 million for the three months ended June 30, 2007. Net loss per limited partner unit-basic for the second quarter of 2008 was $(0.49) per unit compared to net income of $0.16 per unit in the corresponding quarter in 2007. Weighted average limited partner units outstanding were 9.3 million units for the three months ended June 30, 2008 and June 30, 2007. Adjusted net income, which adjusts for significant non-recurring and non-cash items as disclosed below, was $7.5 million for the three months ended June 30, 2008 compared to $2.6 million for the three months ended June 30, 2007.
For the three and six months ended June 30, 2008, adjusted net income includes a significant adjustment related to bad debt expense recorded as a result of the bankruptcy of SemGroup, L.P., a purchaser of natural gas liquids and condensate, primarily at our Bakken and Badlands plants and gathering systems (see the header “SemGroup Exposure” below for more discussion on this topic), and an unrealized loss related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010. A reconciliation of adjusted net income, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
The increase in adjusted net income for the three months ended June 30, 2008 compared to the three months ended June 30, 2007 is primarily due to increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant, which commenced operations in August 2007, offset by increased operations and maintenance, depreciation and interest expenses. A reconciliation of total segment margin, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
Adjusted EBITDA (adjusted EBITDA is defined as net income (loss) plus interest expense, provisions for income taxes, and depreciation, amortization and accretion expense, and adjusted for significant non-cash and non-recurring items) for the three months ended June 30, 2008 was $20.0 million compared to $12.0 million for the three months ended June 30, 2007, an increase of 67%. A reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. Total segment margin for the three months ended June 30, 2008 was $27.4 million compared to $18.7 million for the three months ended June 30, 2007, an increase of 46%. The increases in adjusted EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant, which commenced operations in August 2007. The increase in total segment margin was offset by an unrealized loss of approximately $1.5 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010.
For the six months ended June 30, 2008, Hiland Partners, LP reported a net loss of $1.2 million compared to net income of $4.7 million for the six months ended June 30, 2007. Net loss per limited partner unit-basic for the six months ended June 30, 2008 was $(0.54) per unit compared net income of $0.31 per unit for the six months ended June 30, 2007. Weighted average limited partner units outstanding were 9.3 million units for the six months ended June 30, 2008 and June 30, 2007. Adjusted net income for the six months ended June 30, 2008 was $9.6 million compared to $4.8 million for the six months ended June 30, 2007.
The increase in adjusted net income for the six months ended June 30, 2008 compared to the six months ended June 30, 2007 is primarily due to increased total segment margin associated with favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant, which commenced operations in August 2007, offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008 and increased operations and maintenance, depreciation, general and administrative and interest expenses.
Adjusted EBITDA for the six months ended June 30, 2008 was $34.6 million compared to $23.2 million for the six months ended June 30, 2007, an increase of 49%. Total segment margin for the six months ended June 30, 2008 was $50.2 million compared to $36.1 million for the six months ended June 30, 2007, an increase of 39%. The increases in adjusted EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids prices, volume growth at the Woodford Shale gathering system which commenced operation in April 2007 and volume growth at the expanded Badlands gathering system, including the nitrogen rejection plant, which commenced operations in August 2007. The increases in adjusted EBITDA and total segment margin were offset by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being temporarily taken out of service due to equipment failure in the first quarter of 2008. The increase in total segment margin was offset by an unrealized loss of approximately $1.5 million related to a non-qualifying mark-to-market cash flow hedge for forecasted natural gas sales in 2010.
The Partnership reported distributable cash flow (“DCF”) of $6.1 million for the three months ended June 30, 2008, compared to $8.8 million for the three months ended June 30, 2007, a decrease of 31%. As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF. A reconciliation of DCF, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
On July 25, 2008, Hiland Partners, LP announced an increase in its cash distribution for the second quarter of 2008. The declared quarterly distributions on Hiland Partners, LP’s common and subordinated units increased to $0.8625 per unit (an annualized rate of $3.45 per unit) from $0.8275 per unit (an annualized rate of $3.31 per unit) for the first quarter of 2008. This represents a 4.2% increase over the prior quarter and a 17.7% increase over the distribution for the same quarter of the prior year. This distribution will be paid on August 14, 2008 to unitholders of record on August 4, 2008.
“The second quarter financial and operating results, along with our expanding 2008 growth capital expenditure program, are solid indications that the Partnership continues to grow its asset base and we look forward to reporting our future progress,” said Griffin.
Hiland Holdings GP, LP Financial Results
Hiland Holdings GP, LP reported a net loss for the three months ended June 30, 2008 of $1.1 million [$(0.05) per limited partner unit-basic] compared to net income of $1.1 million [$0.05 per limited partner unit-basic] for the three months ended June 30, 2007. Weighted average limited partner units outstanding were 21.6 million for the three months ended June 30, 2008 and June 30, 2007. Net loss before minority interest was $3.3 million in the three months ended June 30, 2008 compared to net income of $1.8 million in the three months ended June 30, 2007.
For the six months ended June 30, 2008, Hiland Holdings GP, LP reported a net loss of $0.3 million [$(0.01) per limited partner unit-basic] compared to net income of $1.9 million [$0.09 per limited partner unit-basic] for the six months ended June 30, 2007. Weighted average limited partner units outstanding were 21.6 million for the six months ended June 30, 2008 and June 30, 2007. Net loss before minority interest was $2.7 million in the six months ended June 30, 2008 compared to net income of $3.1 million in the six months ended June 30, 2007.
Hiland Holdings GP, LP’s share of distributions from Hiland Partners, LP, including distributions on its 5,381,471 limited partner units, its two percent general partner interest, and the incentive distributions rights, will be approximately $7.0 million for the second quarter of 2008. On July 25, 2008, Hiland Holdings GP, LP announced an increase in its cash distribution for the second quarter of 2008. The declared quarterly distributions on the Partnership’s units were increased to $0.3050 per unit (an annualized rate of $1.22 per unit) from $0.28 per unit (an annualized rate of $1.12 per unit) for the fourth quarter of 2008. This represents a 8.9% increase over the prior quarter and a 38.6% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 19, 2008 to unitholders of record on August 4, 2008.
SemGroup Exposure
On July 22, 2008, SemGroup, L.P. and certain subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Affiliates of SemGroup, L.P. purchase our natural gas liquids and condensate, primarily at our Bakken and Badlands plants and gathering systems. As a result, the Partnership established an allowance for doubtful accounts and bad debt expense by approximately $8.1 million in the three and six month period ended June 30, 2008. The Partnership estimates additional potential exposure of approximately $5.0 million with this purchaser for uninvoiced product sales from July 1 through July 18, 2008. The Partnership has made temporary arrangements with other third parties for its product sales while assessing its options in light of SemGroup’s bankruptcy. The Partnership is monitoring the bankruptcy cases closely to pursue the best course of action to obtain payment of the amounts owed to us and to continue natural gas liquids and condensate sales at its Bakken and Badlands plants and gathering systems. This matter is not expected to cause the Partnership to be out of compliance with its covenants under its credit facility or impact its liquidity position in any material respect.
Based upon information contained in available court filings made by SemGroup, L.P., the Partnership believes that the bankruptcy of SemGroup, L.P. may be attributable to circumstances unique to SemGroup, L.P., including significant margin requirements for large futures and options trading positions by SemGroup, L.P., which are not representative of the liquidity and financial position of other companies in the midstream sector. Accordingly, the Partnership believes that the circumstances that led to the SemGroup, L.P. bad debt expense are highly unusual and are unlikely to occur in the future with respect to receivables from other purchasers of the Partnership’s natural gas liquids and condensate.
Conference Call Information
Hiland has scheduled a conference call for 10:00 am Central Time, Friday, August 8, 2008, to discuss the 2008 second quarter results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “Investor Relations” section of the Partnership’s website.
Use of Non-GAAP Financial Measures
This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of adjusted net income, EBITDA, adjusted EBITDA, total segment margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.
About the Hiland Companies
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,079 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040
— tables to follow —

Other Financial and Operating Data
Hiland Partners, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Partners, LP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$114,236	$65,411	$204,510	$125,259
Midstream purchases	88,073	47,916	156,691	91,531

Midstream segment margin	26,163	17,495	47,819	33,728
Compression revenues (A)	1,205	1,205	2,410	2,410

Total segment margin	$27,368	$18,700	$50,229	$36,138

Summary of Operations Data:
Midstream revenues	$114,236	$65,411	$204,510	$125,259
Compression revenues	1,205	1,205	2,410	2,410

Total revenues	115,441	66,616	206,920	127,669

Midstream purchases (exclusive of items shown separately below)	88,073	47,916	156,691	91,531
Operations and maintenance	7,551	4,980	14,320	9,950
Depreciation, amortization and accretion	9,169	7,039	18,098	13,779
Bad debt	8,103	—	8,103	—
General and administrative	1,863	1,879	4,164	3,394

Total operating costs and expenses	114,759	61,814	201,376	118,654

Operating income	682	4,802	5,544	9,015
Other income (expense)	(3,190)	(2,306)	(6,725)	(4,357)

Net income (loss)	$(2,508)	$2,496	$(1,181)	$4,658

Maintenance capital expenditures	$2,416	$917	$2,944	$1,536
Expansion capital expenditures	7,822	25,840	15,424	41,758

Total capital expenditures	$10,238	$26,757	$18,368	$43,294

Operating Data:
Inlet natural gas (Mcf/d)	246,339	212,595	236,885	206,376
Natural gas sales (MMBtu/d)	86,203	78,085	86,174	76,313
NGL sales (Bbls/d)	5,979	4,304	5,626	4,146
Average realized natural gas sales price ($/MMBtu)	$9.29	$6.03	$8.29	$6.11
Average realized NGL sales price ($/gallon)	$1.64	$1.09	$1.53	$1.02

	June 30,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$322,477	$319,320
Total assets	$428,923	$410,473
Long-term debt, net of current maturities	$244,795	$226,104
Net equity	$115,789	$139,167

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

Reconciliation of adjusted net income to net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Adjusted Net Income to Net Income (Loss)
Net income (loss)	$(2,508)	$2,496	$(1,181)	$4,658

Non-cash loss (gain) on derivative transactions	1,534	(102)	1,935	(171)
Non-cash compensation expense	392	167	763	345
Bad debt expense (SemGroup, L.P.)	8,103	—	8,103	—

Adjusted net income	$7,521	$2,561	$9,620	$4,832

Adjusted net income, a non-GAAP financial measure, is calcuated as net income (loss) adjusted for significant non-cash and non-recurring items. Adjusted net income is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others. Adjusted net income should not be considered as an alternative to net income (loss) or any other measures of financial performance presented in accordance with GAAP. Our adjusted net income may not be comparable to adjusted net income or similarly titled measures of other entities, as other entities may not calculate adjusted net income in the same manner as we do.
Reconciliation of total segment margin to operating income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$682	$4,802	$5,544	$9,015
Add:
Operations and maintenance expenses	7,551	4,980	14,320	9,950
Depreciation, amortization and accretion	9,169	7,039	18,098	13,779
Bad debt	8,103	—	8,103	—
General and administrative expenses	1,863	1,879	4,164	3,394

Total segment margin	$27,368	$18,700	$50,229	$36,138

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.

Reconciliation of adjusted EBITDA to net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of adjusted EBITDA to Net Income (Loss)
Net income (loss)	$(2,508)	$2,496	$(1,181)	$4,658
Add:
Depreciation, amortization and accretion	9,169	7,039	18,098	13,779
Amortization of deferred loan costs	145	88	279	176
Interest expense	3,116	2,307	6,617	4,393

EBITDA	9,922	11,930	23,813	23,006
Add:
Non-cash loss (gain) on derivative transactions	1,534	(102)	1,935	(171)
Non-cash compensation expense	392	167	763	345
Bad debt expense (SemGroup, L.P.)	8,103	—	8,103	—

Adjusted EBITDA	$19,951	$11,995	$34,614	$23,180

We define EBITDA, a non-GAAP financial measure, as net income (loss) plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. EBITDA should not be considered as an alternative to net income (loss), operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense, adjusted for significant non-cash and non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our adjusted EBITDA may not be comparable to adjusted EBITDA of similarly titled measures of other entities, as other entities may not calculate adjusted EBITDA in the same manner as we do.

Reconciliation of distributable cash flow to net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Distributable Cash Flow to Net Income (Loss)
Net income (loss)	$(2,508)	$2,496	$(1,181)	$4,658
Add:
Depreciation, amortization and accretion	9,169	7,039	18,098	13,779
Amortization of deferred loan costs	145	88	279	176
Interest expense	3,116	2,307	6,617	4,393

EBITDA	9,922	11,930	23,813	23,006
Add:
Non-cash loss (gain) on derivative transactions	1,534	(102)	1,935	(171)
Non-cash compensation expense	392	167	763	345
Bad debt expense (SemGroup, L.P.)	8,103	—	8,103	—

Adjusted EBITDA	19,951	11,995	34,614	23,180
Less:
Cash interest expense	3,196	2,319	6,416	4,388
Maintenance capital expenditures	2,416	917	2,944	1,536
Payments on capital lease obligations	128	—	235	—
Bad debt expense (SemGroup, L.P.)	8,103	—	8,103	—

Distributable cash flow	$6,108	$8,759	$16,916	$17,256

We view distributable cash flow, a non-GAAP financial measure, as an important performance measure used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. The financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP financial measure most directly comparable to distributable cash flow is net income (loss).

Other Financial and Operating Data
Hiland Holdings GP, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Holdings GP, LP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$114,236	$65,411	$204,510	$125,259
Midstream purchases	88,073	47,916	156,691	91,531

Midstream segment margin	26,163	17,495	47,819	33,728
Compression revenues (A)	1,205	1,205	2,410	2,410

Total segment margin (B)	$27,368	$18,700	$50,229	$36,138

Summary of Operations Data:
Midstream revenues	$114,236	$65,411	$204,510	$125,259
Compression revenues	1,205	1,205	2,410	2,410

Total revenues	115,441	66,616	206,920	127,669

Midstream purchases (exclusive of items shown separately below)	88,073	47,916	156,691	91,531
Operations and maintenance	7,551	4,980	14,321	9,950
Depreciation, amortization and accretion	9,456	7,326	18,671	14,352
Bad debt	8,103	—	8,103	—
General and administrative	2,333	2,285	5,017	4,330

Total operating costs and expenses	115,516	62,507	202,803	120,163

Operating income	(75)	4,109	4,117	7,506
Other income (expense)	(3,225)	(2,331)	(6,783)	(4,406)

Income (loss) before minority interest in loss (income) of Hiland Partners, LP	(3,330)	1,778	(2,666)	3,100
Minority interest in loss (income) of Hiland Partners, LP	2,192	(639)	2,398	(1,213)

Net income (loss)	$(1,108)	$1,139	$(268)	$1,887

	June 30,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$326,005	$323,073
Total assets	$438,456	$420,286
Long-term debt, net of current maturities	$245,150	$226,459
Minority interests	$117,241	$126,409
Net equity	$7,316	$22,135

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B)	Reconciliation of total segment margin to operating income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income (Loss)
Operating income (loss)	$(75)	$4,109	$4,117	$7,506
Add:
Operations and maintenance expenses	7,551	4,980	14,321	9,950
Depreciation, amortization and accretion	9,456	7,326	18,671	14,352
Bad debt expense	8,103	—	8,103	—
General and administrative expenses	2,333	2,285	5,017	4,330

Total segment margin	$27,368	$18,700	$50,229	$36,138

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment.